Exhibit 10.22

May 1, 2021

By email: mmcfadden@alphacognition.com

Lauren D’Angelo

29 Drackert Ln

Ladera Ranch, CA

Re:	Offer of Employment

Dear Lauren,

Alpha Cognition, Inc. (the “Company’’) is pleased to offer you employment on the following terms:

1. Position. Your employment will be effective as of May 4, 2021 (“Starting Date”). Your initial title will be Chief Commercial Officer and your role will initially be to oversee all commercial activities, including sales and marketing, business development, public relations, and strategic marketing. You will devote all of your business time, attention and energies to the tasks and duties of your position as assigned by the Company, and you will be expected to abide by all policies and procedures of the Company as in effect from time to time. While you are employed by the Company, you will not engage in any other employment, consulting or other business activity that would create a conflict of interest with the Company. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company. Your principal work location will be in Orange County, California, although you will be required to travel as needed in connection with your work responsibilities.

2. Cash Compensation.

(a) — The Company will pay you a salary at the annual rate of $350,000 (the “Base Salary”). All amounts payable hereunder shall be in accordance with the Company’s standard payroll schedule and subject to required tax withholding and other authorized deductions. No period of employment is implied by such payment period, nor shall it alter the “at will” nature of your employment as described below and herein. This Base Salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time.

(b) Bonus. In addition to the Base Salary, you will be eligible to be considered for an annual incentive cash bonus as described below. The bonus (if any) will be awarded based on objective and/or subjective criteria established by the Company’s Chief Executive Officer and be subject to the approval of the Company’s Board of Directors. Your target annual bonus shall be 50% of your annual Base Salary (“Target Bonus”). Any Target Bonus for the fiscal year in which your employment begins will be prorated, based on the number of days you are employed by the Company during that fiscal year. Any Target Bonus for a fiscal year will be paid within 2½ months after the close of that fiscal year but will be contingent upon your continued employment through the applicable payment date. You hereby acknowledge and agree that nothing contained herein confers upon you any right to a Target Bonus in any year, and that whether the Company pays you an annual bonus and the amount of any such annual bonus will be determined by the Company in its sole discretion.

3. Employee Benefits. As a regular employee of the Company, you will be eligible to participate in Company-sponsored benefit plans made available by the Company from time to time to employees generally, subject to plan terms and generally applicable Company policies. In addition, you will be entitled to paid time off in accordance with the Company’s vacation and leave policies.

4. Long-Term Incentive Compensation.

(a) Following the commencement of employment and ratification by Alpha Cognition’s board of directors, you will be eligible to participate in the Company’s long-term incentive compensation plan (the “LTIP”). Under the LTIP, you will be entitled to received a performance-based payment equal to 0.50% (one half of one percent) of the equity value of the Company in excess of $130 million upon a change of control of the Company. If a change of control has not occurred within three years of the Starting Date, then you will be entitled to receive a payment of: (i) 0.25% of the Company’s then current market capitalization in excess of $130 million on such date (determining market capitalization based on the average closing price over the 30-day period prior to such payment date), and (ii) a second payment on the fourth anniversary of your Starting Date 0.25% of the Company’s market capitalization in excess of $130 million as of such date.

(b) Payments made under the LTIP may be made in cash or common stock at the Company’s sole discretion. If payments are to be made in stock, the stock will be valued at a same value that is used to determine the award payout. LTIP participants must remain employed by the Company through the payment date in order to be eligible to receive any applicable payments under the LTIP.

(c) LTIP participation may be made through a “profits interest” to be issued by a subsidiary of the Company, which would be funded through an equity security to be issued by the Company.

5. Equity Compensation. Following commencement of employment and ratification by Alpha Cognition’s board of directors, you will be eligible to participate in the Company’s equity compensation plans, including through the issuance of a new-hire option grant of 600,000 stock options/SAR’s. Given the limits of share reserves under the Company’s equity compensation plans, an initial option grant may be issued in the form of a Stock Appreciation Right, which may be settled in cash or stock at the Company’s sole option (the “New-Hire Grant”). The New-Hire Grant will vest with respect to one-quarter of the underlying shares on the first anniversary of the Starting Date and then will vest with equal percentages of the remaining underlying shares monthly thereafter over the following two years, so that the award is fully vested not less than the the third anniversary of the Starting Date. In addition to the New-Hire Grant, you may be eligible to receive such future stock option grants as the Company’s Board of Directors or Compensation Committee shall deem appropriate.

6. Certain Conditions. As a condition of employment with the Company, you will be required (a) to sign the Company’s standard Invention Assignment and Non-Disclosure Agreement, a copy of which is attached hereto as Exhibit A, which among other things, prohibits unauthorized use or disclosure of Company proprietary information; (b) to sign and return a satisfactory USCIS Form I-9 attached hereto as Exhibit B and provide sufficient documentation when you report to work establishing your employment eligibility in the United States of America as required by law (enclosed is a list of acceptable Form 1-9 documentation); and (c) to provide satisfactory proof of your identity as required by law.

7. Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without advance notice or cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

8. Tax Matters.

(a) Withholding. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

(b) Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation. In no event shall the Company have any liability relating to the failure or alleged failure of any payment or benefit under this letter agreement to comply with, or be exempt from, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.

9. Interpretation, Amendment and Enforcement. This letter agreement and Exhibit A supersede and replace any prior or contemporaneous agreements, representations, communications or understandings (whether written, oral, implied or otherwise) between you and the Company and constitute the complete agreement between you and the Company regarding the subject matter set forth herein. This letter agreement may not be amended or modified, and no breach shall be deemed to be waived, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (a “Dispute”) will be governed by California law, excluding laws relating to conflicts or choice of law. Any Dispute that is commenced to resolve any matter arising under or relating to any provision of this letter agreement shall be commenced in Orange County, California, and the Company and you each consent to the jurisdiction of such a court. You and the Company each hereby irrevocably waive any right to a trial by jury in any Dispute arising under or relating to any provision of this letter agreement.

10. Arbitration. Any Dispute will be settled by final and binding confidential arbitration. The arbitration will take place in Orange County, California. The arbitration will be administered by JAMS under its Employment Arbitration Rules & Procedures before a single arbitrator who is a retired judge. You and the Company agree to provide one another with reasonable access to documents and witnesses in connection with the resolution of the dispute. You and the Company will share the costs of arbitration equally. Each party will be responsible for its own attorneys’ fees, and the arbitrator may not award attorneys’ fees unless a statute or contract at issue specifically authorizes such an award. As a material part of this agreement to arbitrate claims, both you and the Company expressly waive all rights to a jury trial in court on all statutory or other claims. This agreement to arbitrate also covers any issues relating to the interpretation, applicability or enforceability of this Section 10. You also acknowledge and agree that no claims will be arbitrated on a class action or collective action basis. It is specifically understood and agreed that any party hereto may enforce any award rendered pursuant to the arbitration by bringing suit in any court of competent jurisdiction. Any claim must be brought to arbitration within the statute of limitations for bringing such claim in court or before the appropriate administrative agency, as applicable. This paragraph does not apply to claims for (a) workers’ compensation benefits or unemployment insurance benefits and other claims that cannot be arbitrated as a matter of law or (b) concerning the ownership, validity, infringement, misappropriation, disclosure, misuse or enforceability of any confidential information, patent right, copyright, mask work, trademark or any other trade secret or intellectual property held or sought by either you or the Company (whether or not arising under the Invention Assignment and Non-Disclosure Agreement between you and the Company). Further, notwithstanding this agreement to arbitrate, you and the Company agree that either party may seek provisional remedies such as a temporary restraining order or a preliminary injunction from a court of competent jurisdiction in aid of arbitration, including, for example, provisional remedies to enforce the restrictive covenants set forth in the Invention Assignment and Non-Disclosure Agreement.

We hope that you will accept our offer to join the Company. You may indicate your agreement with these terms and accept this offer by signing and dating both this letter agreement and the enclosed Invention Assignment and Non-Disclosure Agreement and returning them to me. This offer, ifnot accepted, will expire at the close of business on May 2, 2021. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States. Please retain a copy of this letter agreement and Invention Assignment and Non-Disclosure Agreement for your records.

Very truly yours,

Alpha Cognition, Inc.

Name:	Michael McFadden
Title:	Chief Executive Officer

I have read and accept this employment offer:

Dated:

Attachment

Exhibit A: Invention Assignment and Non-Disclosure Agreement
Exhibit B: Form 1-9

EXHIBIT A

INVENTION ASSIGNMENT AND NON-DISCLOSURE AGREEMENT

TIDS INVENTION ASSIGNMENT AND NON-DISCLOSURE AGREEMENT (the “Agreement”) is made by and between Alpha Cognition, Inc. (the “Company”), and Lauren D’Angelo (“Employee”).

The Company and Employee agree as follows:

1. Condition of Employment. Employee acknowledges that his/her employment and/or the continuance of that employment with the Company, the bonus or other monetary consideration that Employee will receive at the commencement of his/her employment and/or in connection with entering into this Agreement, and any options, restricted stock, restricted stock units and other stock-based awards granted at any time to Employee as part of such consideration are contingent upon his/her agreement to sign and adhere to the provisions of this Agreement. Employee further acknowledges that protection of the Company’s proprietary and confidential information is critical to the survival and success of the Company’s business because of the nature of the Company’s business. This Agreement is intended to protect the Company’s business (including that of its subsidiaries and affiliates) without unreasonably restricting Employee’s ability to work elsewhere if his/her employment with the Company ends. This Agreement will become effective on the earliest of: (a) the date of Employee’s signature below, (b) the first day of Employee’s employment by the Company, or (c) the first day on which the Company discloses Proprietary Information to Employee. Employee’s obligations under this Agreement will continue even after his/her employment with the Company has ended, whether in circumstances of voluntary or involuntary termination of employment, and regardless of whether additional severance compensation is paid by the Company.

2. Proprietary and Confidential Information.

(a) Employee agrees that all non-public information and know-how, whether or not in writing, of a private, secret or confidential nature, relating to the Company’s (including its subsidiaries’ and affiliates’) actual or anticipated business, products, interests, research and development or financial affairs (collectively, “Proprietary Information”) encountered by Employee in the course of or as a result of his/her relationship with the Company is and shall be the exclusive property of the Company. By way of illustration, but not limitation, Proprietary Information may include discoveries, inventions, products, product improvements, product enhancements, processes, methods, techniques, formulas, compositions, compounds, negotiation strategies and positions, projects, developments, plans (including business and marketing plans), research data, clinical data, fmancial data (including sales costs, profits, pricing methods), personnel data, computer programs (including software used pursuant to a license agreement), customer, prospect and supplier lists, and contacts at or knowledge of customers or prospective customers of the Company, and shall include Developments, as defined below. Employee will not disclose any Proprietary Information to any person or entity other than employees of the Company or use the same for any purposes (other than in the proper performance of his/her duties as an employee of the Company) without written approval by an officer of the Company, either during or after his/her employment with the Company, unless and until such Proprietary Information has become public knowledge through voluntary public disclosure by someone who had the right to make such a disclosure. While employed by the Company, Employee will use Employee’s best efforts to prevent unauthorized use, publication or disclosure of any of the Company’s Proprietary Information.

(b) Employee agrees that all files, documents, letters, memoranda, reports, records, data, sketches, drawings, models, passwords, laboratory notebooks, program listings, computer equipment or devices, computer programs or other written, photographic, or other tangible or intangible material containing Proprietary Information, whether created by Employee or others, which shall come into his/her custody or possession, shall be and are the exclusive property of the Company (or any person or entity designated by the Company) to be used by Employee only in the performance of his/her duties for the Company and shall not be copied or removed from the Company’s premises except in the reasonable pursuit of the business of the Company. All such materials or copies ofsuch materials and all tangible property of the Company in the custody or possession of Employee shall be delivered to the Company, upon the earlier of (i) a request by the Company or (ii) termination of his/her employment. After such delivery, Employee shall not retain any such materials or copies ofsuch materials, including but not limited to electronic copies, or any such tangible property. For purposes of clarity, Employee agrees to disclose to the Company, upon the earlier of a request by the Company or termination of his/her employment, all passwords necessary or desirable to obtain access to, or that would assist in obtaining access to, any information of the Company which Employee has password-protected on any computer equipment, network or system.

(c) Employee agrees that his/her obligation not to disclose or to use information and materials of the types set forth in paragraphs 2(a) and 2(b) above, and his/her obligation to return materials and tangible property, set forth in paragraph 2(b) above, also extends to such types of information, materials and tangible property encountered by Employee in the course of or as a result of his/her relationship with the Company or customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted such information and materials to the Company or to Employee.

(d) However, in the event that Employee (i) is required, by court or administrative or regulatory order, or any governmental regulator with jurisdiction over Employee, to disclose any portion of the Proprietary Information or (ii) is asked to or seeks to enter into evidence or otherwise voluntarily disclose in any administrative, judicial, quasi-judicial or arbitral proceeding, any portion of the Proprietary Information, Employee shall provide the Company with prompt written notice of any such request or requirement prior to the disclosure of Proprietary Information, so the Company may, at the Company’s expense, seek a protective order or other appropriate remedy to prohibit or to limit such disclosure. If, in the absence of a protective order, Employee is nonetheless compelled to disclose any Proprietary Information, Employee shall as soon as practicable thereafter advise the Company of the Proprietary Information so disclosed and the persons to whom it was so disclosed, and thereafter, may disclose only such portions of the Proprietary Information that are legally required to be disclosed.

(e) The Company provides notice to Employee that pursuant to the United States Defend Trade Secrets Act of 2016:

(i) An individual will not be held criminally or civilly liable under any United States federal or state trade secret law for the disclosure of a trade secret that is made (A) in confidence to a federal, state, or local government official or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (B) in a complaint or other document filed in a lawsuit or other proceeding, ifsuch filing is made under seal; and

(ii) An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

(f) In addition, this Agreement does not prohibit Employee from participating in or cooperating with any government investigation or proceeding, nor does this Agreement restrict Employee from disclosing Proprietary Information to government agencies in a reasonable manner when permitted by applicable state or federal “whistleblower” or other laws.

3. Developments.

(a) Employee will, except as expressly provided in paragraph 3(d), make full and prompt disclosure to the Company of: all discoveries, inventions, improvements, enhancements, processes, methods, techniques, developments, software, and works ofauthorship, whether patentable or not, (i) which have been created, made, conceived or reduced to practice by Employee or under his/her direction orjointly with others prior to the date hereofand which are potentially competitive with, or relate directly or indirectly to, the Company’s (including its subsidiaries’ and affiliates’) actual or anticipated business, products, interests or research and development, (ii) which are created, made, conceived or reduced to practice by him/her or under his/her direction or jointly with others during his/her employment by the Company, whether or not during normal working hours or on the premises of the Company, or (iii) which are created, made, conceived or reduced to practice by hlm/her or under his/her direction or jointly with others using or based on knowledge of the Company’s tools, devices, equipment or Proprietary Information (all of which are collectively referred to in this Agreement as “Developments”).

(b) Employee agrees to assign and does hereby assign to the Company (or any person or entity designated by the Company) all his/her right, title and interest in and to all Developments and all related patents, patent applications, copyrights and copyright applications. However, this paragraph 3(b) shall not apply to Developments (described in clauses 3(a)(ii) and 3(a)(iii) above) which are not potentially competitive with, and do not relate directly or indirectly to, the Company’s (including its subsidiaries’ and affiliates’) actual or anticipated business, products, interests or research and development at the time such Development is created, made, conceived or reduced to practice, and which are made and conceived by Employee not during normal working hours, not on the Company’s premises and not using or based on knowledge ofthe Company’s tools, devices, equipment or Proprietary Information. Employee understands that, to the extent this Agreement shall be construed in accordance with the laws of any state which precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, this paragraph 3(b) shall be interpreted not to apply to any invention which a court rules and/or the Company agrees falls within such classes. Employee also hereby waives all claims to moral rights in any Developments.

(c) To preclude any possible uncertainty concerning the ownership of Developments, Employee agrees to provide to the Company a complete written list of any Developments that Employee considers to be his/her property or the property of a third party and that Employee and the Company agree shall be excluded from the scope of this Agreement (“Prior Inventions”). If disclosure of any Prior Invention would cause Employee to violate any prior confidentiality agreement, Employee understands that Employee is not to fully describe such Prior Inventions, but is only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such invention has not been made for that reason. Employee shall also list all patents and patent applications in which Employee is named as an inventor, other than those which have been assigned to the Company. If no such disclosure is provided on or before the start of Employee’s employment by the Company, Employee represents that there are no Prior Inventions.

(d) Employee agrees to cooperate fully with the Company (or any person or entity designated by the Company), both during and after his/her employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights, patents and other intellectual property rights (both in the United States and foreign countries) relating to Developments. Employee shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights, and powers of attorney, which the Company (or any person or entity designated by the Company) may deem necessary or desirable in order to protect its rights and interests in any Development. Employee will not seek additional compensation or reimbursement from the Company for time spent complying with these obligations. Employee further agrees that if the Company (or any person or entity designated by the Company) is unable, after reasonable effort, to secure the signature of Employee on any such papers, the Company and its duly authorized officers and designees shall be entitled to execute any such papers as the agent and the attorney-in-fact of Employee, and Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and designees as his/her agent and attorney-in-fact to execute any such papers on his/her behalf, and to take any and all actions as may be deemed necessary or desirable in order to protect the Company’s or its designees’ rights and interests in any Development, under the conditions described in this sentence.

4. Non-Competition During Employment. While Employee is employed by the Company, Employee will not directly or indirectly engage or assist others in engaging in any Competing Organization (whether as owner, partner, officer, director, employee, consultant, investor, lender or otherwise, except as the holder of not more than 1% of the outstanding stock of a publicly-held company). The term “Competing Organization” means any person, entity or organization engaged in, or anticipated to become engaged in, research on or the acquisition, development, production, distribution, marketing, or providing of a product, process or service that competes or is reasonably expected to compete with a material product, process or service in existence or being developed or anticipated to be developed by the Company.

5. Non-Solicitation. While Employee is employed by the Company and for a period of one year after the termination or cessation of such employment for any reason, Employee will not directly or indirectly:

(a) Either alone or in association with others solicit, induce or attempt to induce, any employee or independent contractor of the Company to terminate his or her employment or other engagement with the Company any person who was employed or otherwise engaged by the Company at any time during the term of Employee’s employment with the Company; provided, that this shall not apply to the recruitment or hiring or other engagement of any individual whose employment or other engagement with the Company has been terminated (A) for a period of six months or longer or (B) by the Company for reasons other than cause. However, this paragraph S(a) shall not apply to (x) general advertising or solicitation not specifically targeted at the Company, its employees or independent contractors, (y) Employee serving as a reference, upon request, for any employee or independent contractor of the Company, and (z) actions taken by any person or entity with which Employee is associated if Employee is not personally involved in any manner in the hiring, recruitment, solicitation or engagement of any such individual (including but not limited to identifying any such individual for hiring, recruitment, solicitation or engagement).

(b) If Employee violates the provisions of any of the preceding paragraphs of this Section 5, Employee shall continue to be bound by the restrictions set forth in such paragraph until a period of one year has expired without any violation of such provisions.

6. Third Parties; Other Agreements. Employee represents that, except as Employee has disclosed in writing to the Company, Employee is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of his/her employment with the Company, to refrain from competing, directly or indirectly, with the business of such previous employer or any other party or to refrain from soliciting employees, customers or suppliers of such previous employer or other party. Employee further represents that his/her performance of all the terms of this Agreement and the performance of his/her duties as an employee of the Company do not and will not conflict with or breach any agreement with any prior employer or other party to which Employee is a party (including without limitation any nondisclosure or non-competition agreement), and that Employee has not and will not disclose to the Company, bring onto the Company’s premises, or use or induce the Company to use, any confidential or proprietary information or material belonging to any previous employer or others.

7. United States Government Obligations. Employee acknowledges that the Company from time to time may have agreements with other persons or with the United States Government, or agencies thereof, which impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. Employee agrees to be bound by all such obligations and restrictions that are made known to Employee and to take all action necessary to discharge the obligations binding the Company under such agreements.

8. Miscellaneous.

(a) Equitable Remedies. The restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and are considered by Employee to be reasonable for such purpose. Employee agrees that any breach of this Agreement is likely to cause the Company substantial and irrevocable damage that is difficult to measure. Therefore, in the event of any such breach or threatened breach, Employee agrees that the Company, in addition to such other remedies which may be available, shall have the right to obtain an injunction from a court restraining such a breach or threatened breach and the right to specific performance of the provisions of this Agreement, without having to post bond, and Employee hereby waives the adequacy of monetary damages or other remedy at law as a defense to such relief.

(b) Disclosure of this Agreement. Employee hereby authorizes the Company to notify others, including but not limited to customers of the Company and any of Employee’s future employers or prospective business associates, of the terms and existence of this Agreement and Employee’s continuing obligations to the Company pursuant to this Agreement.

(c) No Employment Contract and No License. Employee acknowledges that this Agreement does not constitute a contract of employment, does not imply that the Company will continue his/her employment for any period of time and does not change the at-will nature of his/her employment. Employee further acknowledges that no license to any of the Company’s trademarks, patents, copyrights or other proprietary rights is either granted or implied by Employee’s access to and utilization of the Proprietary Information or Developments.

(d) Successors and Assigns. This Agreement is binding on Employee and his/her heirs, executors and administrators, and is for the benefit of the Company and its successors and assigns. The Company may designate affiliates and/or subsidiaries of the Company to have the same rights as the Company under this Agreement, and any obligation owed to the Company under this Agreement shall be owed to such an affiliate or subsidiary in the same manner as they are owed to the Company.

(e) Interpretation. If any restriction set forth in Section 3, 4 or 5 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a scope of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, scope of activities or geographic area as to which it may be enforceable.

(f) Severability. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

(g) Waivers. No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

(h) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California (but without reference to provisions concerning the conflicts of laws). Any action, suit, or other legal proceeding that is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be commenced only in a court of the State of California (or, if appropriate, a federal court located within the State of California ), and the Company and Employee each consents to the jurisdiction of such a court. The Company and Employee each hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.

(i) Entire Agreement; Amendment. This Agreement supersedes all prior agreements, written or oral, between Employee and the Company relating to the subject matter of this Agreement. This Agreement may not be modified, changed or discharged in whole or in part, except by an agreement in writing signed by Employee and the Company. Employee agrees that any change or changes in his/her duties, salary or compensation after the signing of this Agreement shall not affect the validity or scope of this Agreement.

(i) Captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

[Signature page follows]

EMPLOYEE ACKNOWLEDGES THAT HE/SHE HAS CAREFULLY READ THIS AGREEMENT AND UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS IN THIS AGREEMENT.

Alpha Cognition, Inc.

By:	Name: Title:

Date:	5/1/2021